Exhibit 3.1

Delaware	Page 1
The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “IMMUCELL CORPORATION”, FILED IN THIS OFFICE ON THE SIXTEENTH DAY OF JUNE, A.D. 2026, AT 11:04 O`CLOCK A.M.

2117088 8100	Authentication: 204256187
SR# 20263415963	Date: 06-17-26
You may verify this certificate online at corp.delaware.gov/authver.shtml

Docusign Envelope ID: EB860O81-9ED6-8117-82AD-3464C129D489

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

IMMUCELL CORPORATION

IMMUCELL CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.         The name of the Corporation is IMMUCELL CORPORATION.

2.         The Certificate of Incorporation of the Corporation is hereby amended by changing Article Eighth thereof so that, as amended, said Article shall be and read as follows:

"EIGHTH: A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer except for liability (i) for any breach of the director's or officer's duty ofloyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation oflaw,(iii) under Section 174 of the Delaware General Corporation Law, in the case of directors only, (iv) for any transaction from which the director or officer derived an improper personal benefit, or (v) for any action by or in the right of the Corporation, in the case of officers only.

If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of directors or otlicers, then the liability of a director or otlicer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing provisions of this Article Eighth by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification."

3.         The foregoing amendment shall be effective upon the filing of this Certificate of Amendment to the Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, ImmuCell Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on this 15th day of June of 2026.

IMMUCELL CORPORATION

State of Delaware Secretary of State Division of Corporations Delivered 11:04 AM 06/16/2026 FILED 11:04 AM 06/16/2026 SR 20263415963 - File Number 2117088